Filed Pursuant to Rule 424(b)(3)
Registration No. 333-195484

PROSPECTUS

CODORUS VALLEY BANCORP, INC.

650,000 Shares of Common Stock

This prospectus relates to the offer for sale by the existing holders of our common stock named in this prospectus of 650,000 shares of our common stock, par value $2.50 per share. These existing holders of our common stock are referred to as selling stockholders throughout this prospectus.

All of the shares of common stock offered by this prospectus are being sold by the selling stockholders. It is anticipated that the selling stockholders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated. We will not receive any proceeds from the sales of shares of common stock by the selling stockholders. We have agreed to pay all fees and expenses incurred by us incident to the registration of our common stock, including Securities and Exchange Commission (“SEC”) filing fees. Each selling stockholder will be responsible for all costs and expenses in connection with the sale of their shares of common stock, including brokerage commissions or dealer discounts.

Our common stock is quoted on the NASDAQ Global Market, under the symbol “CVLY.” On May 7, 2014, the closing sale price of our common stock was $21.50 per share, as reported on the NASDAQ Global Market. You are encouraged to obtain current market quotations of our common stock.

Investing in our securities involves risks. You should carefully consider the risk factors referred to on page 3 of this prospectus and set forth in the documents incorporated or deemed incorporated by reference into this prospectus before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this Prospectus is May 8, 2014

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ABOUT THIS PROSPECTUS

This prospectus, which is part of a registration statement filed with the SEC, does not contain all of the information set forth or incorporated by reference in the registration statement or the exhibits filed therewith. Statements contained or incorporated by reference in this prospectus about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. For further information with respect to us and the common stock offered by this prospectus, please see the registration statement, the exhibits filed with the registration statement and the documents incorporated by reference therein.

You should rely only on the information contained or incorporated by reference in this prospectus. No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, and, if made, such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus.

You should assume that the information contained or incorporated by reference in this prospectus, any prospectus supplement or other offering materials is accurate only as of the dates of those documents or documents incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

References in this prospectus to “we,” “us,” “our,” “Codorus Valley Bancorp,” “Codorus Valley” or the “Company” refer to Codorus Valley Bancorp, Inc. and its directly or indirectly owned subsidiaries, unless the context otherwise requires. The term “you” refers to a prospective investor.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements made in this prospectus, including information incorporated herein by reference to other documents, are “forward-looking statements” within the meaning and protections of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” and other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•	general political and economic conditions may be less favorable than expected;
•	developments concerning credit quality in various corporate lending industry sectors, as well as consumer and other types of credit, may result in an increase in the level of our provision for loan losses, nonperforming assets, net charge-offs and reserve for loan losses;
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•	customer borrowing, repayment, investment, and deposit practices generally may be less favorable than anticipated; and interest rate and currency fluctuations, equity and bond market fluctuations, and inflation may be greater than expected;
•	the mix of interest rates and maturities of our interest earning assets and interest bearing liabilities (primarily loans and deposits) may be less favorable than expected;
•	competitive product and pricing pressures among financial institutions within our markets may increase;
•	legislative or regulatory developments, including changes in laws or regulations concerning taxes, banking, securities, capital requirements and risk-based capital guidelines, reserve methodologies, deposit insurance and other aspects of the financial services industry, may adversely affect the businesses in which we are engaged or our financial results;
•	legal and regulatory proceedings and related matters with respect to the financial services industry, including those directly involving the Company and its subsidiaries, could adversely affect the Company or the financial services industry generally;
•	pending and proposed changes in accounting rules, policies, practices, and procedures could adversely affect our financial results;
•	instruments and strategies used to manage exposure to various types of market and credit risk could be less effective than anticipated, and we may not be able to effectively mitigate our risk exposures in particular market environments or against particular types of risk;
•	terrorist activities or other hostilities may adversely affect the general economy, financial and capital markets, specific industries, and the Company;
•	technological changes may be more difficult or expensive than anticipated; and
•	other factors and risks described under Item 8.01 in our Current Report on Form 8-K filed with the SEC on March 27, 2014, and in any of our subsequent reports that we have made or make with the SEC under the Exchange Act.

Because such forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. The foregoing list of important factors is not exclusive and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents incorporated by reference, the dates of those documents. We do not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of us.

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PROSPECTUS SUMMARY

This summary highlights information included or incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you. Before making an investment decision, you should read carefully this entire prospectus, any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information” on page 14 of this prospectus.

Our Business

Codorus Valley Bancorp, Inc., a Pennsylvania business corporation, is a bank holding company registered with and supervised by the Board of Governors of the Federal Reserve System. The Company was formed in 1986 for the purpose of becoming the parent holding company of PeoplesBank, A Codorus Valley Company, formerly named Peoples Bank of Glen Rock (“PeoplesBank” or the “Bank”). The formation was effective March 2, 1987.

Organized in 1934, PeoplesBank is a Pennsylvania chartered bank that offers a full range of business and consumer banking services through twenty financial centers located throughout York County, Pennsylvania and in Hunt Valley, Bel Air and Westminster, Maryland.

Our primary focus is on acquiring and nurturing financial relationships with small and mid-sized businesses. Through our subsidiaries, we also provide personal banking, mortgage banking, wealth management and real estate settlement services. The Federal Deposit Insurance Corporation insures the deposits of PeoplesBank to the maximum extent provided by law.

On March 26, 2014, the Company completed a private placement of 650,000 shares of its common stock, par value $2.50 per share (“Common Stock”), to seven accredited investors, pursuant to which the Company raised aggregate gross proceeds of $13 million. The Company intends to use the net proceeds from the private placement to redeem approximately $12.5 million of the $25 million in outstanding shares of its preferred stock held by the United States Department of the Treasury (“Treasury”), and the remainder for general corporate purposes. The redemption of preferred stock held by the Treasury is subject to bank regulatory approval.

Company Information

Our principal executive offices are located at Codorus Valley Corporate Center, 105 Leader Heights Road, P.O. Box 2887, York, Pennsylvania 17405-2887, and our telephone number is (717) 747-1519. We maintain an Internet website at www.peoplesbanknet.com. The foregoing website address is intended to be an inactive textual reference only. The information on this website is not a part of this prospectus.

RISK FACTORS

An investment in our securities involves significant risks, and should not be made by anyone who cannot afford to lose his or her entire investment. Before deciding to invest in our securities, you should consider the specific risks described in our Current Report on Form 8-K filed with the SEC on March 27, 2014, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” on page 14 of this prospectus.

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THE OFFERING

Common stock offered by the selling stockholders	Up to 650,000 shares of our common stock.
Common stock outstanding prior to the offering	5,470,955(1)
Common stock to be outstanding after the offering	5,470,955(1)
Use of Proceeds	We will not receive any proceeds from the sales of shares of common stock by the selling stockholders.
NASDAQ Global Market Symbol	Our common stock is currently traded on the NASDAQ Global Market under the symbol “CVLY.”

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(1)  Based upon the total number of issued and outstanding shares as of May 8, 2014.

USE OF PROCEEDS

We will not receive any proceeds from the sales of shares of common stock by the selling stockholders.

PLAN OF DISTRIBUTION

We are registering the Common Stock issued to the selling stockholders to permit the resale of these shares of Common Stock by the holders of the Common Stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the Common Stock. We will bear all fees and expenses incident to our obligation to register the Common Stock.

The selling stockholders may sell all or a portion of the Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Common Stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Common Stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions that may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
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•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions by selling Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the Common Stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell Common Stock short, and if such short sale shall take place after the date that the registration statement, of which this prospectus forms a part, is declared effective by the SEC, the selling stockholders may deliver Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge Common Stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on the registration statement to cover short sales of our Common Stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer or agents participating in the distribution of the Common Stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities thereof, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

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Each selling stockholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the Common Stock was sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Common Stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Common Stock to engage in market-making activities with respect to the Common Stock. All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

We will pay all expenses of the registration of the Common Stock pursuant to the registration rights agreement pursuant to which the shares of Common Stock are being registered hereby, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

SELLING STOCKHOLDERS

Pursuant to the registration rights agreement executed in connection with the private placement that we completed on March 26, 2014, we have filed a registration statement on Form S-3, of which this prospectus forms a part, with the SEC under the Securities Act to register the shares of Common Stock offered by certain of the selling stockholders. See “Description of Our Common Stock – Rights Agreements – 2014 Registration Rights Agreement.” Up to 650,000 shares of our Common Stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling stockholders. The shares of Common Stock are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in amendments to this prospectus.

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The table below sets forth certain information regarding the selling stock holders and the shares of our Common Stock offered by them in this prospectus.

Because each selling stockholder may offer all, some or none of the shares it holds, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. The selling stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. Other than Wellington Management Company, LLP, which we have been informed is an affiliate of a broker-dealer and may be deemed to share beneficial ownership over certain shares held by certain of the selling stockholders, to our knowledge, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer. We have been informed that each selling stockholder that is an affiliate of a broker-dealer purchased its shares in the ordinary course of business and, at the time of the purchase of the shares to be resold pursuant to this prospectus, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

Beneficial ownership is determined in accordance with the rules of the SEC. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 5,470,955 shares of common stock outstanding as of May 8, 2014:

Selling Stockholder	Number of Shares Beneficially Owned Before Offering	Number of Shares Being Registered	Number of Shares Beneficially Owned After Offering[1]	Percentage of Shares Beneficially Owned After Offering[1]
Banc Fund VII L.P.[2]	153,378	61,425	91,953	1.68%
Banc Fund VIII L.P.[2]	329,240	163,575	165,665	3.03
Bay Pond Investors USB, LLC[3]	130,300	130,300	0	—
Bay Pond Partners, L.P.[3]	178,300	178,300	0	—
Ithan Creek Investors USB, LLC[3]	48,900	48,900	0	—
Wolf Creek Partners, L.P.[3]	34,700	34,700	0	—
Wolf Creek Investors USB, LLC[3]	32,800	32,800	0	—

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1 Represents the number or percentage of shares, as applicable, that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus forms part will be sold and (b) no other shares of our common stock are acquired or sold by the selling stockholders prior to completion of this offering. However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock or warrants that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares or warrants pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

2 Banc Fund VII L.P. and Banc Fund VIII L.P. (the “BF Partnerships”) are directly or indirectly controlled by The Banc Funds Company, L.L.C. Charles J. Moore, Member of The Banc Funds Company, L.L.C., has voting and investment power over all shares beneficially owned by the BF Partnerships.

3 Wellington Management Company, LLP (“Wellington Management”) is the investment adviser for Bay Pond Investors USB, LLC, Bay Pond Partners, L.P., Ithan Creek Investors USB, LLC, Wolf Creek Partners, L.P., and Wolf Creek Investors USB, LLC. Wellington Management is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington Management, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

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DESCRIPTION OF OUR COMMON STOCK

The following is a description of our common stock, certain provisions of our amended articles of incorporation and amended by-laws and certain provisions of applicable law. The following is qualified by applicable law and by the provisions of our amended articles of incorporation and by-laws, copies of which have been filed with the SEC and are also available upon request from us. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

Authorized Shares

Our articles of incorporation provide that we may issue up to 15,000,000 shares of common stock, par value $2.50 per share, and 1,000,000 shares of preferred stock, par value $2.50 per share. As of the date of this prospectus, there were 5,467,647 shares of our common stock outstanding. Our board of directors has designated a series of 25,000 shares of Senior Non-cumulative Perpetual Preferred Stock, Series B that was issued to the United States Department of the Treasury under its Small Business Lending Fund program and is described below under “Series B Preferred Stock.” As of the date of this prospectus, all 25,000 shares of Series B Preferred Stock were issued and outstanding. Our board of directors had also designated the terms of 16,500 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued in connection with the Troubled Asset Relief Program (“TARP”) – Capital Purchase Program, but all of those shares have been redeemed.

Shareholder Liability

All outstanding shares of our common stock are fully paid and nonassessable. Under the Pennsylvania Business Corporation Law of 1988, as amended, shareholders generally are not personally liable for a corporation’s acts or debts.

Dividends; Liquidation; Dissolution

Subject to the preferential rights of any other shares or series of capital stock, including those described below under “- Series B Preferred Stock,” holders of shares of our common stock are entitled to receive dividends on shares of common stock if, as and when authorized and declared by our board out of funds legally available for dividends and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

Voting Rights

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. Unless a larger vote is required by law, our amended articles of incorporation or our amended by-laws, when a quorum is present at a meeting of shareholders, the affirmative vote of a majority of the shares present shall decide any question. Except as otherwise required by law or except as provided with respect to any other class or series of capital stock, the holders of our common stock possess the exclusive voting power. There is no cumulative voting in the election of directors. Our board of directors is classified into three classes with each class as nearly equal in number as possible. This means, in general, that one-third of the members of our board are subject to reelection at each annual meeting of shareholders.

Preemptive Rights; Redemption

Holders of our common stock have no conversion, sinking fund or redemption rights or preemptive rights to subscribe for any of our classes of stock.

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Rights Agreements

2005 Rights Agreement

On November 4, 2005, the Company entered into a Rights Agreement with Wells Fargo Bank, N.A., as Rights Agent, which was subsequently amended as of January 9, 2009 and August 17, 2011 (as amended, the “2005 Rights Agreement”). Pursuant to the 2005 Rights Agreement, the Company declared a dividend distribution of one Right for each outstanding share of common stock of the Company to shareholders of record at the close of business on November 7, 2005 (the “Record Date”). The 2005 Rights Agreement provides that Rights shall be issued in respect of all shares of common stock issued after the Record Date, but prior to the earlier of the “Distribution Date” (described in the next paragraph) or expiration of the 2005 Rights Agreement, such that Rights are currently associated with all of the shares of common stock issued and outstanding. Each Right entitles the registered holder to purchase from the Company one share of common stock at a price of $150.00 per share (the “Purchase Price”), subject to adjustment. The Purchase Price shall be paid, at the option of the holder, in cash or shares of common stock having an equivalent value. The terms of the Rights are set forth in the 2005 Rights Agreement.

Initially, the Rights will be evidenced by all common stock certificates representing shares then outstanding, to the extent such shares are certificated, and no separate Rights certificates will be distributed. The Rights will separate from the common stock to which the Rights are associated and a “Distribution Date” will occur upon the earlier of (i) 10 business days following a public announcement that a person or a group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of common stock (the “Stock Acquisition Date”), or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of common stock. Until the Distribution Date, (i) the Rights will be evidenced by such common stock certificates to which the Rights are associated and will be transferred with and only with such common stock certificates, (ii) new common stock certificates issued after the Record Date, if any, will contain a notation incorporating the 2005 Rights Agreement by reference, and (iii) registered holders of common stock shall also be the registered holders of the associated Rights and the transfer of any shares of common stock outstanding will also constitute the transfer of the Rights associated with such shares of common stock. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and, thereafter, such separate Rights Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date and will expire at the close of business on November 4, 2015, unless earlier redeemed by the Company as described below.

In the event that (i) the Company is the surviving corporation in a merger or the acquiring corporation in a statutory share exchange with an Acquiring Person and its common stock is not changed or exchanged, (ii) an Acquiring Person engages in certain self-dealing transactions with the Company, (iii) a person (other than the Company and its affiliates) becomes the beneficial owner of twenty percent (20%) or more of the then outstanding shares of common stock, or (iv) during a time that there is an Acquiring Person, one or more specified events occur that result in any Acquiring Person’s ownership interest in the Company being increased by more than one percent (1%), the 2005 Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of the Company) of the Company having a value equal to the result obtained by (x) multiplying the then current Purchase Price by the then number of shares of common stock for which a Right was exercisable immediately prior to the first occurrence of one of the foregoing events and dividing that product by (y) fifty percent (50%) of the current market price (as determined pursuant to the 2005 Rights Agreement) per share of common stock of the Company on the date of such occurrence.

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For example, assuming a Purchase Price of $150.00 per Right and a current market price of $30.00 per share of common stock of the Company, each Right not owned by an Acquiring Person (or by certain related parties and transferees of the Acquiring Person) following an event set forth in the preceding paragraph would entitle its holder to purchase ten (10) shares of common stock (or other consideration, as noted above) for $150.00.

In the event that, at any time following the Distribution Date, (i) the Company is acquired in a merger, statutory share exchange or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company engages in a merger or other business combination transaction with another person in which the Company is the surviving corporation, but in which its common stock is changed or exchanged, or (iii) fifty percent (50%) or more of the Company’s assets or earning power is sold or transferred, the 2005 Rights Agreement provides that proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon exercise of the Right, common stock of the acquiring company having a value equal to the result obtained by (x) multiplying the then current Purchase Price by the then number of shares of common stock for which a Right was exercisable immediately prior to the first occurrence of one of the foregoing events and dividing that product by (y) fifty percent (50%) of the current market price (as determined pursuant to the 2005 Rights Agreement) per share of common stock of the acquiring party on the date of such occurrence.

Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in the preceding paragraph and the third preceding paragraph (the “Triggering Events”), any Rights that are, or (under certain circumstances specified in the 2005 Rights Agreement) were, beneficially owned by any Acquiring Person shall immediately become null and void. Also, under no circumstances may a Right be exercised following the occurrence of an event set forth in clause (iii) of the third preceding paragraph prior to expiration of the Company’s right of redemption.

The Purchase Price payable, and the number of shares of common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock, (ii) upon the grant to holders of the common stock of certain rights or warrants to subscribe for common stock or convertible securities at less than the then current market price of common stock, or (iii) upon the distribution to holders of the common stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than the Rights).

No adjustment in the Purchase Price will be required until cumulative adjustments amount to at least one percent (1%) of the Purchase Price. No fractional shares will be issued upon exercise of a Right and, in lieu thereof, an adjustment in cash will be made based on the market price of the common stock on the last trading date prior to the date of exercise.

The term “Continuing Directors” means any member of the board of directors of the Company who was a member of the board prior to the date of the Rights Agreement, and any person who is subsequently elected to the board if such person is recommended or approved by a majority of the Continuing Directors, but shall not include an Acquiring Person, or any affiliate or associate of an Acquiring Person, or any representative of an Acquiring Person or of an affiliate or associate of an Acquiring Person.

At any time until ten (10) business days following the Stock Acquisition Date or prior to November 4, 2015, the Board of Directors may cause the Company to redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”); provided, however, if the board of directors of the Company authorizes redemption of the Rights in either of the circumstances set forth in clauses (i) and (ii) below, then there must be at least five Continuing Directors then in office and such authorization requires the concurrence of a majority of such Continuing Directors: (i) such authorization occurs on or after the time a person or group acquires beneficial ownership of twenty percent (20%) or more of the outstanding common stock, or (ii) such authorization occurs on or after the date of a change in a majority of the directors resulting from a proxy solicitation if the solicitor (or any participant in the solicitation) indicates an intention to become an Acquiring Person or to cause a Triggering Event. Thereafter, the Company’s right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding shares of common stock in a transaction or series of transactions not involving the Company and there is then no other Acquiring Person.

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Immediately upon the action of the board of directors of the Company, with, where required, the concurrence of the Continuing Directors, ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

The Rights make a hostile contest for control without communication with our board of directors impractical. The Rights, if exercised, would cause a substantial dilution to a potential acquirer that attempts to acquire us in a transaction that is not approved by our board of directors.

2014 Registration Rights Agreement

In connection with the private placement we consummated on March 26, 2014, we entered into a registration rights agreement (the “2014 Rights Agreement”) with the purchasers requiring that, among other things, we file the registration statement, of which this this prospectus forms a part, to register the resale of the shares of Common Stock sold in the private placement. Cash penalties of 0.5% of the aggregate purchase price per month may apply if the registration statement, of which this prospectus forms a part, is not effective by the earlier of June 24, 2014 (or July 24, 2014 in the event that the registration statement, of which this prospectus forms a part, is subject to review by the SEC) and (ii) the fifth trading day after the date we are notified by the SEC that the registration statement, of which this prospectus forms a part, will not be “reviewed” or will not be subject to further review.

The above description of the 2005 Rights Agreement and the 2014 Rights Agreement is only a summary and does not purport to be complete. You must review the respective agreements for a full understanding of the terms of these securities. See “Where You Can Find More Information” for information on how to obtain copies.

Series B Preferred Stock

On August 18, 2011, as part of the United States Department of the Treasury (the “Treasury”) Small Business Lending Fund (the “SBLF”) program, the Company entered into a Small Business Lending Fund – Securities Purchase Agreement (the “Purchase Agreement”) with the Secretary of the Treasury (the “Secretary”).  Pursuant to the Purchase Agreement, the Company agreed to issue and sell, and the Secretary agreed to purchase, 25,000 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series B, having a liquidation preference of $1,000 per share (the “Series B Preferred Stock”), for a purchase price of $25,000,000.  The Series B Preferred Stock was issued pursuant to the SBLF program, a $30 billion fund established under the Small Business Jobs Act of 2010 that was created to encourage lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion.

The transaction described above closed on August 18, 2011.  The Series B Preferred Stock was issued in accordance with the designations, preferences, limitations and relative rights of the Series B Preferred Stock established in a Certificate of Designation of Senior Non-Cumulative Perpetual Preferred Stock, Series B of the Company (the “Certificate of Designation”) filed with the Commonwealth of Pennsylvania for the purpose of amending the Company’s articles of incorporation. The Series B Preferred Stock has no maturity date and ranks senior to the Company’s common stock with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Company.

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The Series B Preferred Stock qualifies as Tier 1 regulatory capital and will pay non-cumulative dividends quarterly on each January 1, April 1, July 1 and October 1, beginning October 3, 2012.  The dividend rate can fluctuate on a quarterly basis during the first 10 quarters during which the Series B Preferred Stock is outstanding, based upon changes in the level of “Qualified Small Business Lending” or “QSBL” (as defined in the Purchase Agreement) by the Bank.  Based upon the increase in the Bank’s level of QSBL over the baseline level calculated under the terms of the Purchase Agreement, the dividend rate for the initial dividend period was set at five percent (5%).  For the second through ninth calendar quarters, the dividend rate may be adjusted between one percent (1%) and five percent (5%) per annum to reflect the amount of change in the Bank’s level of QSBL.  If the level of the Bank’s qualified small business loans declines so that the percentage increase in QSBL as compared to the baseline level is less than ten percent (10%), then the dividend rate payable on the Series B Preferred Stock would increase.  For the tenth calendar quarter through four and one half years after issuance, the dividend rate will be fixed at between one percent (1%) and seven percent (7%) based upon the increase in QSBL as compared to the baseline.  After four and one half years from issuance, the dividend rate will increase to nine percent (9%) (including a quarterly lending incentive fee of one-half percent (0.5%)). As of the date of this prospectus, for the dividend payable on April 1, 2014, the dividend rate was set at one percent (1%).

The Series B Preferred Stock is non-voting, except in limited circumstances.  In the event that the Company misses five dividend payments, whether or not consecutive, the holder of the Series B Preferred Stock will have the right, but not the obligation, to appoint a representative as an observer on the Company’s board of directors.

The Series B Preferred Stock may be redeemed at any time at the Company’s option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, subject to the approval of the Board of Governors of the Federal Reserve System.

Pursuant to the Purchase Agreement, approximately $16,506,875 of the proceeds from the sale of the Series B Preferred Stock was used to redeem the 16,500 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “TARP Preferred Stock”) issued in January 2009 to the Treasury.

The terms of the Series B Preferred Stock impose limits on the ability of the Company to pay dividends and repurchase shares of common stock.  Under the terms of the Series B Preferred Stock, no repurchases may be effected, and no dividends may be declared or paid on preferred shares ranking pari passu with the Series B Preferred Stock, junior preferred shares, or other junior securities (including the common stock) during the current calendar quarter and for the next three calendar quarters following the failure to declare and pay dividends on the Series B Preferred Stock, except that, in any such quarter in which the dividend is paid, dividend payments on shares ranking pari passu may be paid to the extent necessary to avoid any resulting material covenant breach by the Company.

Under the terms of the Series B Preferred Stock, the Company may only declare and pay a dividend on the common stock or other stock junior to the Series B Preferred Stock, or repurchase shares of any such class or series of stock, if, (i) full dividends on all outstanding shares of Series B Preferred Stock for the most recently completed dividend period have been or are contemporaneously declared and paid and (ii) after payment of such dividend, the dollar amount of the Company’s Tier 1 Capital would be at least ninety percent (90%) of the Signing Date Tier 1 Capital, as defined by the Certificate of Designation of the Company fixing the designations, preferences, limitations and relative rights of the Series B Preferred Stock, excluding any subsequent net charge-offs and any redemption of the Series B Preferred Stock (the “Tier 1 Dividend Threshold”).  The Tier 1 Dividend Threshold is subject to reduction, beginning on the second anniversary of issuance and ending on the tenth anniversary, by ten percent (10%) for each one percent (1%) increase in QSBL over the baseline level.

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The Company also amended its Rights Agreement as of August 17, 2011 to specify that the sale of the Series B Preferred Stock and the repurchase of the TARP Preferred Stock do not trigger the change of control provisions of the Rights Agreement.

The above description of our Series B Preferred Stock is only a summary and does not purport to be complete. You must review our amended articles of incorporation and Certificate of Designation for a full understanding of the terms of these securities. See “Where You Can Find More Information” for information on how to obtain copies.

Anti-Takeover Provisions

Articles of Incorporation and By-Laws

In addition to the Rights described above under “- Rights Agreements”, our amended articles of incorporation and amended by-laws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of the Company. Among other things, these provisions:

•	empower our board of directors, without shareholder approval, to issue shares of our preferred stock the terms of which, including voting power, are set by our board;
•	divide our board of directors into three classes serving staggered three year terms;
•	authorize our board of directors to oppose a tender or other offer for the Company’s securities if the board determines that such an offer should be rejected;
•	require the affirmative vote of holders of at least 75% of the outstanding shares of our common stock to approve any merger, consolidation, liquidation or dissolution of the Company, or any sale or other disposition of all or substantially all of the assets of the Company, and require such a supermajority vote to amend this requirement;
•	eliminate cumulative voting in the election of directors; and
•	require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

Pennsylvania Business Corporation Law

The Pennsylvania Business Corporation Law of 1988, as amended, also contains certain provisions applicable to the Company that may have the effect of deterring or discouraging an attempt to take control of the Company. These provisions, among other things:

•	prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power (Subchapter 25F of the Business Corporation Law);
•	expand the factors and groups (including shareholders) which a corporation’s board of directors can consider in determining whether an action is in the best interests of the corporation;
•	provide that a corporation’s board of directors need not consider the interests of any particular group as dominant or controlling;
•	provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;
•	provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ fiduciary duty, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and
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•	provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:

•	redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;
•	render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or
•	act as the board of directors, a committee of the board or an individual director, solely because of the effect the action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our common stock is Wells Fargo Bank, N.A.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Rhoads & Sinon LLP, Harrisburg, Pennsylvania. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement related to such offering.

EXPERTS

The audited consolidated financial statements of Codorus Valley Bancorp, Inc. as of December 31, 2013, and for the year ended December 31, 2013, have been incorporated by reference herein in reliance upon the report of BDO USA, LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of Codorus Valley Bancorp, Inc. as of December 31, 2012, and for the years ended December 31, 2012 and 2011, have been incorporated by reference herein in reliance upon the report of ParenteBeard LLC, an independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 for the securities being offered under this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits. This prospectus contains descriptions of certain agreements or documents that are exhibits to the registration statement. The statements as to the contents of such exhibits, however, are brief descriptions and are not necessarily complete, and each statement is qualified in all respects by reference to such agreement or document.

In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings and the registration statement and accompanying exhibits may be inspected without charge at the public reference facilities of the SEC located at 100 F Street, N. E., Washington, D.C. 20549. You may obtain copies of this information at prescribed rates. The SEC also maintains a website that contains reports, proxy statements, registration statements and other information, including our filings with the SEC. The SEC website address is www.sec.gov. You may call the SEC at 1-800-SEC-0330 to obtain further information on the operations of the public reference room.

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We make available free of charge through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Information about us can be found on the internet at www.peoplesbanknet.com. Please note that our website address is provided as inactive textual references only. Information contained on or accessible through our website is not part of this prospectus or the prospectus supplement, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus or the prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with the SEC into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the filing of this prospectus and prior to the sale of all the securities covered by this prospectus.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;
•	Our Current Reports on Form 8-K filed on January 14, 2014, January 17, 2014, March 14, 2014, March 27, 2014, April 9, 2014 and April 14, 2014; and
•	The description of our common stock set forth in our Current Report on Form 8-K filed on November 21, 2013 (which Report was filed solely to set forth a complete updated description of our common stock), including any amendment or reports filed under the Exchange Act for the purposes of updating such description.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the initial registration statement that contains this prospectus and prior to effectiveness of the registration statement. Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement.

Notwithstanding the foregoing, any document or portion of a document that is “furnished” to, but not “filed” with, the SEC is not incorporated by reference in this prospectus.

These documents may be obtained as explained above (see “Where You Can Find More Information”), or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling us at the following address or telephone number:

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Codorus Valley Bancorp, Inc.
105 Leader Heights Road
P.O. Box 2887
York, Pennsylvania 17403
Attention:  Jann A. Weaver, Treasurer
Phone No.:  (717) 747-1519

You should rely only on the information in our prospectus, any applicable prospectus supplement, and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus, any applicable prospectus supplement, or any incorporated document is accurate as of any date other than the date of the document.

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